Exhibit (a)(5)(ii)

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Air Products Commences Tender Offer to Acquire All Outstanding
Shares of Airgas for $60.00 Per Share in Cash
LEHIGH VALLEY, Pa. (February 11, 2010) — Air Products (NYSE: APD) today announced that it has commenced a fully financed tender offer for all outstanding common shares of Airgas, Inc. (NYSE: ARG) for $60.00 per share all in cash. The offer and withdrawal rights will expire at 12:00 midnight New York City time on April 9, 2010, unless extended.
Air Products issued the following statement:
“It is unfortunate that the Airgas Board continues to just say no to Air Products’ $60.00 per share all-cash offer, denying Airgas shareholders the opportunity to receive a substantial premium and immediate liquidity for their shares while removing any risk of future company performance or economic conditions. This continuing refusal to discuss our compelling all-cash premium offer has left us with no alternative but to take the offer directly to Airgas shareholders.
“We respect Peter McCausland and greatly admire the Company he founded and matured, but we fundamentally disagree with him on achievable standalone value and do not believe his approach is in the best interests of the owners of the other approximately 90% of Airgas shares. We urge the independent directors of Airgas to form a Special Committee that will objectively evaluate our offer and sit down with us to discuss it.
“Airgas’ repeated claim that its shares have outperformed Air Products’ shares is neither accurate nor relevant to Airgas shareholders’ consideration of a $60.00 per share all-cash offer. What is relevant is whether Airgas can create more value on a standalone basis. Airgas contends its recent share price is an anomaly and shareholders will receive value greater than $60.00 per share ‘simply with the passage of time’ — but this is hardly reassuring given that Airgas has provided no new information on its prospects and has just missed its quarterly earnings and lowered financial guidance for fiscal 2010. Even if shareholders believe Airgas can achieve its highly optimistic projections for fiscal 2013/2014, they are clearly better off with the certainty of cash at a 38% premium in the near term.
“While we continue to seek a negotiated agreement, we are committed to pursuing our $60.00 cash offer and will take all necessary steps to complete it. We urge Airgas shareholders to send a clear message to their Board that they want a negotiated transaction without further delay.”
At $60.00 per share in cash, the Air Products offer provides Airgas shareholders a 38% premium to Airgas’ closing price of $43.53 on February 4, 2010, the last trading day prior to public disclosure of the Air Products offer, and is 18% above Airgas’ previous 52-week high.
Air Products has secured committed financing from J.P. Morgan, and the offer is not conditioned on financing. The offer is conditioned on there being validly tendered and not withdrawn at least a
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majority of the total number of Airgas shares outstanding on a fully diluted basis, Airgas’ Board of Directors redeeming or invalidating its “poison pill” shareholder rights plan, and receipt of regulatory approvals and customary closing conditions as described in the Offer to Purchase.
The Offer to Purchase, Letter of Transmittal and other offering documents will be filed today with the U.S. Securities and Exchange Commission. Airgas’ stockholders may obtain copies of all of the offering documents free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., the Information Agent for the offer, at 212-929-5500 or toll-free at 800-322-2885. Additional information about the transaction, including the offering documents, is also available at www.airproducts.com/airgasoffer. The tender offer will expire at 12:00 midnight New York City time on April 9, 2010, unless extended in the manner set forth in the Offer to Purchase.
Air Products’ financial advisor and dealer manager for the tender offer is J. P. Morgan Securities Inc., its legal advisors are Cravath, Swaine & Moore LLP and Arnold & Porter, and its information agent is MacKenzie Partners, Inc.
Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2009, Air Products had revenues of $8.3 billion, operations in over 40 countries, and 18,900 employees around the globe. For more information, visit www.airproducts.com.
ADDITIONAL INFORMATION
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In connection with the proposed transaction, Air Products and Chemicals, Inc. (“Air Products”) will file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”) and mail them to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov. The Offer to Purchase and related materials may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885.
In connection with the proposed transaction, Air Products may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov.
CERTAIN INFORMATION REGARDING PARTICIPANTS
Air Products and certain of its respective directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Air Products’ directors and executive officers in Air Products’ Annual Report on Form 10-K for the year ended September 30, 2009, which was filed with the SEC on November 25, 2009, and its proxy statement
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for the 2010 Annual Meeting, which was filed with the SEC on December 10, 2009. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.
FORWARD-LOOKING STATEMENTS
All statements included or incorporated by reference in this communication other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates”, “expects”, “intends”, “plans”, “predicts”, “believes”, “seeks”, “estimates”, “may”, “will”, “should”, “would”, “could”, “potential”, “continue”, “ongoing”, similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition include the possibility that Air Products will not pursue a transaction with Airgas and the risk factors discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. The forward-looking statements in this release speak only as of the date of this filing. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.
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Media Inquiries:
          (Air Products)
          Betsy Klebe, tel: (610) 481-4697, e-mail: klebeel@airproducts.com.
          (Sard Verbinnen & Co)
          George Sard/David Reno, tel: (212) 687-8080.
Investor Inquiries:
          (Air Products)
          Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.
          (MacKenzie Partners)
          Larry Dennedy/Charlie Koons, tel: (212) 929-5239/(212) 929-5708.